Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions “Selected Consolidated Financial and Other Data”, "Senior Securities" and “Independent Registered Public Accounting Firm” and to the use of our reports (a) dated February 24, 2016, with respect to the consolidated financial statements of Triangle Capital Corporation as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, and the consolidated financial highlights for each of the five years in the period ended December 31, 2015; (b) dated February 24, 2016, with respect to the effectiveness of internal controls over financial reporting of Triangle Capital Corporation as of December 31, 2015; (c) dated February 24, 2016, with respect to Schedule 12-14 as of and for the year ended December 31, 2015; (d) dated March 30, 2016, with respect to the senior securities table of Triangle Capital Corporation as of December 31, 2015, in the Registration Statement (Form N-2 No. 333-199102) and related Prospectus of Triangle Capital Corporation for the registration of common stock, preferred stock, warrants, subscription rights, debt securities, and units.

/s/ Ernst & Young LLP

Raleigh, North Carolina
March 30, 2016